Exhibit 5.1
[Slaughter and May Letterhead]

25th November 2005

The Directors		Your reference
Shire plc
Hampshire International Business Park		Our reference
Chineham Basingstoke		RCS
Hampshire RG24 8EP		Direct line
England		020-7090 3121

Dear Sirs

Introduction

1.	We have acted as English legal advisers to Shire plc (the “Company”) in connection with the proposed registration of ordinary shares in the capital of the Company (the “Shares”) on Form S-8.

2.	This letter may be relied upon only by you and may be used only in connection with the issue of the Shares. Neither its contents nor its existence may be disclosed to any other person unless we have given our prior written consent, or as set out below.

Scope

3.	This opinion is confined to matters of English law. Accordingly, we have not made any investigation of, and do not express any opinion on, the law of any jurisdiction other than England and Wales. In particular, we express no opinion on European Community law as it affects any jurisdiction other than England.

4.	We have examined copies of the documents mentioned herein and such other documents as we have considered necessary. We have not undertaken any exercise which is not described in this letter.

Documents examined

5.	For the purpose of this opinion we have examined and relied upon the following documents:

	(A)	the Form S-8 Registration Statement dated 25th November, 2005;

	(B)	the minutes of a meeting of the Board of Directors of the Company convened on 7th September, 2005 and a meeting of a committee of the Board of Directors of the Company convened on 22nd November, 2005 (the “Board Minutes”);

	(C)	the minutes of an extraordinary general meeting of the Company convened on19th September, 2005 (the “GM Minutes”); and

	(D)	a copy of a circular issued to the shareholders of Shire Pharmaceuticals Group plc dated 26th September, 2005 (the “Circular”);

	(E)	such other documents and records as we have considered necessary or appropriate for the purposes of this opinion.

Assumptions

6.	In giving this opinion, we have assumed:

	(A)	that the statements contained in the Circular, the Board Minutes and the GM Minutes are complete and accurate as at the date of this opinion and that the directors of the Company present at the meeting recorded in the Board Minutes were acting in the interests and for a proper purpose of the Company;

	(B)	the authenticity, completeness and conformity to original documents of all copy documents examined by us;

	(C)	that all signatures purporting to be on behalf of (or to witness the execution on behalf of) the Company or any director of the Company are genuinely those of the persons whose signatures they purport to be;

	(D)	that words and phrases used in the Form S-8 Registration Statement have the same meaning and effect as they would if those documents were governed by English law and there is no provision of any law (other than English law) which would affect anything in this opinion letter; and

	(E)	that no other event occurs after the date hereof which would affect the opinions herein stated.

Page 2/The Directors/25th November 2005

Opinion

7.	We are of the opinion that, relying on the assumptions listed in paragraph 6 and subject to the reservations mentioned below, the Company has the requisite corporate power to issue the Shares and all shareholder resolutions necessary to authorise such issue have been passed. Once issued and paid for at a price of not less than their nominal value, the Shares will be validly authorised, allotted and issued as fully paid. On this basis, the issue of Shares will be free of any pre-emptive rights.

Reservations

8.	Our opinion is qualified by the following reservations and by any matter of fact not disclosed to us:

	(A)	English law, the Articles of Association of the Company and the Listing Rules of the United Kingdom Listing Authority contain restrictions on the transfer of shares and voting rights in certain limited circumstances including the following:

		(i)	transfers of shares may be avoided under the provisions of insolvency law, or where any criminal or illegal activity is involved, or where the transferor or transferee does not have the requisite legal capacity or authority, or where the transferee is subject to restrictions or constraints;

		(ii)	the registration of a transfer of shares by a particular shareholder may be restricted if that shareholder has failed to disclose his interest in shares in the company after having been served with a notice by the company requesting such disclosure pursuant to Section 212 of the Companies Act 1985;

		(iii)	save in the case of depositary schemes or clearance services, no transfer will be registered unless the appropriate stamp duty has been paid (currently 50p for every £100 or part thereof of the stated consideration) or if the stock transfer form is otherwise not in order;

		(iv)	any holder of shares who is a person discharging managerial responsibilities, or an employee with access to inside information, in relation to the Company is bound by the Model Code annexed to the Listing Rules of the United Kingdom Listing Authority which imposes restrictions on the ability of such persons to transfer shares in the two months prior to the announcement of final results and in the 30 day period prior to the announcement of quarterly results and at other times when inside information exists in relation to the Company;

Page 3/The Directors/25th November 2005

(v)	under the Companies Act 1985, and subject to the Uncertificated Securities Regulations 2001, the Company can close its register of members from time to time for periods not exceeding 30 days in aggregate in any calendar year and during any such period no transfer of shares may be registered;

(vi)	no share may be transferred after the passing of a resolution for the winding-up of the Company;

(vii)	a company or the Court may impose restrictions on the transferability and other rights of shares held by persons who do not comply with the company’s proper enquiries, under the Companies Act 1985 or that company’s articles of association (if they so provide), considering the ownership of shares; and

(viii)	there may be circumstances in which a holder of shares becomes obliged to transfer those shares under the provisions of the Companies Act of 1985, for example following the implementation of a takeover where minority shareholders are compulsorily bought out or following the implementation of a scheme of arrangement. Once a holder of shares becomes obliged to make such a transfer he may not transfer to any other person;

(B)	shareholders can make arrangements outside the Company’s constitutional documents in respect of restrictions on transfer or pre-emptive rights relating to shares, about which we express no opinion; and

(C)	the obligations of the Company under the Shares will be subject to any law from time to time in force relating to bankruptcy, insolvency, liquidation, reorganisation or administration or any other law or legal procedure affecting generally the enforcement of creditors’ rights.

Consent

9.	We hereby consent to the disclosure of this opinion letter as an exhibit to the Form S-8 Registration Statement and its consequent filing with the SEC.

Yours faithfully,

Page 4/The Directors/25th November 2005